EXHIBIT 99.1

[FIRST DATA LOGO]

First Data Elects David A. Coulter to Board of Directors

DENVER, January 11, 2006 -- First Data Corp. (NYSE: FDC), a global leader in electronic commerce and payment services, announced today that David A. Coulter has been elected to the Company's Board of Directors.

Mr. Coulter, 58, serves as Managing Director and Senior Advisor at Warburg Pincus focusing on the firm's financial services practice. From January 2001 to September 2005, he was Vice Chairman of JPMorgan Chase & Co. Prior to the merger with J.P. Morgan & Co. Incorporated, he was Vice Chairman of The Chase Manhattan Corporation from August 2000 to December 2000. From January 2000 to July 2000, Mr. Coulter was a partner in the Beacon Group, L.P., and from May 1996 to October 1998 served as Chairman and Chief Executive Officer of BankAmerica Corporation and Bank of America NT&SA. Mr. Coulter has served as a director of PG&E Corporation and Pacific Gas and Electric Company since 1996 and Senior Advisor to RRE Ventures since 1999. He also is a director of Strayer Education, Inc.

Chairman and CEO, Ric Duques stated, "I am very pleased to have David join our Board of Directors. David's deep knowledge and experience in financial services combined with his stature as an industry leader will allow him to contribute significantly to the company as we move ahead. I look forward to working closely with David and the rest of the Board to ensure that First Data remains at the forefront of the rapidly evolving payments industry."

Contacts:

Investor Relations:

Gary Kohn, 303-967-8276

gary.kohn@firstdatacorp.com

Media Relations:

Colin Wheeler, 303-967-6553

colin.wheeler@firstdatacorp.com

About First Data

First Data Corp. (NYSE: FDC) is a leading provider of electronic commerce and payment solutions for businesses and consumers worldwide. Serving 4.1 million merchant locations, 1,500 card issuers and millions of consumers, First Data powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company's portfolio of services and solutions includes credit, debit, private-label, smart and stored-value card issuing and merchant transaction processing services; money transfer services; money orders; fraud protection and authentication solutions; check guarantee and verification services through TeleCheck; as well as Internet commerce and mobile solutions. Western Union and its subsidiary, Orlandi Valuta, together make up one of the world's largest money transfer networks with approximately 250,000 Agent locations in more than 200 countries and territories. The company's STAR Network offers PIN-secured debit acceptance at approximately 1.7 million ATM and retail locations. For more information, visit www.firstdata.com.

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